UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       FAIRHEAD,     GARY   R.

       110 S. EVERGREEN #6DS
      ARLINGTON HEIGHTS,   IL   60005
    USA
2. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     September 17, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
    $.0001 Par Value Common|09/17/|P   | |25,000            |A  |$1.00      |52,500             |D     |                           |
 Stock                     |02    |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
  Stock Option (right |$8.375  |N/A  |N/A | |           |   |08/11|08/11|Common Stock|10,000 |N/A    |10,000      |D  |            |
to buy) (a)           |        |     |    | |           |   |/00  |/03  |            |       |       |            |   |            |
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  Stock Option (right |$4.00   |06/21|A   | |10,000     |A  |06/21|06/20|Common Stock|10,000 |NIL    |10,000      |D  |            |
to buy) (a)           |        |/01  |    | |           |   |/01  |/11  |            |       |       |            |   |            |
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  Stock Option (right |$1.45   |09/17|A   | |10,000     |A  |09/17|09/16|Common Stock|10,000 |NIL    |10,000      |D  |            |
to buy) (a)           |        |/02  |    | |           |   |/02  |/12  |            |       |       |            |   |            |
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  Common Stock Warrant|$1.40   |09/17|P   | |12,500     |A  |09/17|09/16|Common Stock|12,500 |-0-    |12,500      |D  |            |
s                     |        |/02  |    | |           |   |/02  |/05  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(a) Stock options granted for services pursuant to Non-executive Compensation Plan, which are exempt under
Rule
16b-3.
SIGNATURE OF REPORTING PERSON
  /s/  Gary R. Fairhead
DATE
  September 18, 2002